Exhibit 1A-11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 22, 2021, on the financial statements of Common Dwelling Fund, LLC (the “Company”) for the period from March 2, 2021 (inception) through March 31, 2021, included herein on the Regulation A Offering Circular of the Company on Form 1-A.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

July 28, 2021